UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2017

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, PA 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 10, 2017, the Company issued a press release announcing its intention to redeem all of its outstanding 4,000,000 shares of 6.90% Series E Cumulative Redeemable Preferred Shares (NYSE: BDN-PE) (the “Series E Preferred Shares”) on April 11, 2017 (the “Redemption Date”). The Series E Preferred Shares will be redeemed at a redemption price of $25.00 per share (the “Redemption Price”). In addition, on April 17, 2017 (the “Distribution Payment Date”), the Company will pay each holder of record of Series E Preferred Shares on March 30, 2017 any accrued and unpaid distribution payable with respect to the Series E Preferred Shares up to, but not including the Distribution Payment Date, which represents an amount equal to $0.50792 per share (the “Distribution”). The Redemption Price together with the Distribution will result in an aggregate of $25.50792 payable per share. The Redemption Price and the Distribution will be paid in cash and will be funded from our existing cash balances on hand.

From and after the Distribution Payment Date, distributions will cease to accrue, and on and after the Distribution Payment Date, the only remaining rights of holders of shares of the Series E Preferred Shares will be the right to receive payment of the Redemption Price and Distribution. On the Redemption Date, the Company will recognize a preferred share redemption charge of $3.2 million during the second quarter of 2017 related to the original issuance costs.

A copy of the press release announcing the redemption of the Series E Preferred Shares is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

Exhibits

99.1 Brandywine Realty Trust Press Release dated March 10, 2017.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership L.P.,

By:	Brandywine Realty Trust, its sole General Partner

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Date: March 10, 2017

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